Exhibit 2.2

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) dated this July 3, 2024, is by and among SemiCab, Inc., a Delaware corporation (the “Seller”), The Singing Machine Company, Inc., a Delaware corporation and its wholly owned subsidiary, SemiCab Holdings, LLC, a Nevada limited liability company (collectively the “Buyer”).

WHEREAS, the Seller and the Buyer are party to that asset purchase agreement, dated June 11, 2024 (the “Purchase Agreement”);

WHEREAS, the Seller and the Buyer desire to amend the Purchase Agreement as more particularly set forth below;

WHEREFORE, the parties do hereby agree as follows:

1. Section 2.05 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (a) 641,806 shares of Common Stock, par value $0.01 of the Singing Machine Company, Inc. (the “Parent”), and (b) a Twenty percent (20%) membership interest in SemiCab Holdings, LLC (the “Equity Interests” or the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 3.02.

2. Section 7.01(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(c) Buyer and Seller shall have entered into an Option Agreement, in the form of Exhibit C hereto, granting Buyer the right to acquire all of the issued and outstanding capital securities of SMCB Solutions Private Limited, in consideration for the issuance of 320,903 shares of Common Stock of Parent.

3. Section 7.03(f) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(f) [Reserved.]

4. Except as modified herein, the terms of the Purchase Agreement shall remain in full force and effect.

5. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SEMICAB, INC.

By	/s/ Ajesh Kapoor
Name:	Ajesh Kapoor
Title:	Chief Executive Officer

SemiCab, Inc.
SEMICAB HOLDINGS, LLC

By	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chairman

THE SINGING MACHINE COMPANY, INC.

By	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chief Executive Officer

/s/ Ajesh Kapoor
Ajesh Kapoor

/s// Vivek Sehgal
Vivek Sehgal